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                                                                  EXHIBIT (c)(2)


                   AMENDED AND RESTATED ASSUMPTION AGREEMENT

                 AMENDED AND RESTATED ASSUMPTION AGREEMENT (this "Agreement"), dated as of October 30, 1996, between Liquidity Financial Group, L.P., a California limited partnership ("LFG"), and Acorn Hill Partners L.L.C., a Delaware limited liability company (the "LLC").


                              W I T N E S S E T H:


                 WHEREAS, LFG and Aetna Real Estate Associates, L.P., a Delaware limited partnership (the "Partnership"), entered into a Letter Agreement, dated as of August 14, 1996 (the "Letter Agreement"), pursuant to which LFG and its Affiliates (as defined therein) agreed to certain restrictions in exchange for a current list (the "List") of the names and addresses of the holders of the Partnership's Limited Partnership Depositary Units (the "Units"); and

                 WHEREAS, the LLC (i) has retained or will retain Liquidity Financial Advisors, Inc., an affiliate of LFG, as its financial advisor and
(ii) desires to use the List for purposes consistent with the terms of the Letter Agreement.

                 NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the LLC agrees as follows:

                 1. The LLC hereby agrees to become bound by the Letter Agreement to the extent LFG is so bound, as if the LLC had executed the Letter Agreement as of August 14, 1996; provided, however, the LLC shall only have liability with respect to its actions or inactions under the Letter Agreement and shall not be liable for any breach of any representation, warranty or covenant by LFG or any other party to the Letter Agreement.

                 2. The LLC shall not be bound by the Letter Agreement to the extent that any of the obligations and liabilities of LFG under the Letter Agreement are expanded, broadened, increased or enlarged.

                 3.       Nothing contained herein shall require the LLC to
pay, perform or discharge any liabilities or obligations expressly assumed hereunder so long as the LLC shall in good faith contest or cause to be contested the amount or validity thereof.
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                 IN WITNESS WHEREOF, LFG and the LLC have caused this Agreement to be duly executed as of the date first written above.


                              ACORN HILL PARTNERS L.L.C.


                              By:  AP-GP Prom Partners, Inc., its managing
                                   member


                                   By:     /s/ Richard Mack
                                           ------------------------------------
                                           Name:  Richard Mack
                                           Title: Vice President



                              LIQUIDITY FINANCIAL GROUP, L.P.

                              By: Liquidity Financial Corporation, its general partner


                                   By:     /s/ Brent Donaldson
                                           ------------------------------------
                                           Name:  Brent Donaldson
                                           Title: President